UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hooker Furniture Corporation

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Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 30, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Monday, June 30, 2008, at 2:00 p.m., for the following purposes:

(1)	To elect as directors the six nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on May 15, 2008 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

By Order of the Board of Directors,
Robert W. Sherwood
                                                                                                                          Secretary

June 3, 2008

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 30, 2008

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, June 30, 2008, at 2:00 p.m., at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about June 3, 2008 to all holders of record on May 15, 2008 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

•	delivering a written notice to the Secretary of the Company;

•	executing and delivering a later-dated proxy; or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Voting Rights

On May 15, 2008, the record date for the Annual Meeting, there were 11,508,437 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the six nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors will not be included in determining the number of votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Voting of Shares Held in Employee Stock Ownership Plan

Participants in the Company’s employee stock ownership plan will receive a form to use to provide voting instructions to GreatBanc Trust Company, the trustee for the ESOP, for the shares of Common Stock held on each participant’s behalf by the ESOP trustee. The share amounts on the form will reflect the shares in the participant’s plan account. Voting instructions should be returned, properly executed, in the envelope provided. The ESOP trustee will vote in accordance with a participant’s instructions. If an ESOP participant does not return voting instructions, the ESOP trustee will vote the shares in its discretion.

ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected.  All nominees listed were previously elected directors by the shareholders and have consented to being named as nominees for election at the Annual Meeting. The Board of Directors of the Company presently consists of six directors whose terms expire at the time of the 2008 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Certain information regarding each nominee follows.

Paul B. Toms, Jr., 54, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and President since November 1, 2006. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983.

W. Christopher Beeler, Jr., 56, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

John L. Gregory, III, 61, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mark F. Schreiber, 66, has been a Director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture. He held that position from 1995 until his retirement in early 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee.

David G. Sweet, 61, has been a Director since March 1, 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions during his 26-year career with VF Corporation. Mr. Sweet is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Henry G. Williamson, Jr., 60, has been a Director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of both Williamson Corporation of North Carolina (doing business as Carolina Staffing Specialist), a temporary staffing business, and Williamson Media Corporation, which is involved in web-based commerce. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee.

BOARD AND BOARD COMMITTEE INFORMATION

The Board of Directors held six meetings during the fiscal year ended February 3, 2008 (“fiscal 2008”). The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met four times, the Audit Committee met six times and the Nominating and Corporate Governance Committee met two times in fiscal 2008. Each incumbent director attended at least 75% of the total fiscal 2008 Board meetings and committee meetings held during the period that he was a member of the Board or those committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. All of the Company’s six directors attended the 2007 Annual Meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Beeler (Chairman), Gregory and Sweet:

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

•	evaluating and making recommendations to the Board regarding the size and composition of the Board;

•	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

•	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to renominate the director.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder for the 2009 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and is received at the Company’s principal executive offices on or before January 29, 2009. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), Schreiber and Williamson. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the Chief Financial Officer and each of the Company’s executive officers. No member of the Compensation Committee may be a current employee of the Company. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Report of the Compensation Committee can be found on page 6.

Audit Committee

The Audit Committee, which presently consists of Messrs. Williamson (Chairman), Beeler, Schreiber and Sweet:

•	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm; and

•	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Audit

Committee is independent as defined by applicable NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 6.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors.  The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors. The following table sets forth non-employee director compensation for fiscal 2008.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (1)(2)($)	Total ($)
W. Christopher Beeler, Jr.	$31,500	$15,748	$47,248
John L. Gregory, III	27,000	13,494	40,494
Mark F. Schreiber	28,500	14,255	42,755
David G. Sweet	28,500	14,255	42,755
Henry G. Williamson, Jr.	33,000	16,494	49,494
(1) Includes annual retainer fees and committee and committee chair fees paid in January 2007.
(2) Pursuant to the 2005 Stock Incentive Plan, each of the Company’s non-employee directors received an award of restricted Common Stock on January 16, 2007. These shares had a grant date fair value of $15.23 per share and will vest, with no transfer restrictions, on January 16, 2010.

Compensation for the Company’s non-employee directors is set on a calendar-year basis. For the 2007 calendar year, non-employee directors received an annual cash retainer of $18,000, plus $7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee received an additional $4,500, and the Chairs of the Compensation and Nominating and Corporate Governance Committees each received an additional $3,000.

Non-employee directors also receive an annual grant of restricted stock each January under the Company’s 2005 Stock Incentive Plan. The number of shares of restricted stock awarded to each non-employee director each year is determined by dividing fifty percent of the total annual fees payable to that director for that calendar year by the fair market value of the Company’s Common Stock on the award date, and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s reaching age 75, or a change in control of the Company.

For the 2008 calendar year, non-employee directors will receive an annual cash retainer of $20,000, plus $8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees will each receive an additional $5,000, $4,000 and $3,000, respectively.  In addition, each non-employee director will receive a grant of restricted stock under the Company’s 2005 Stock Incentive Plan.

Directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors. Mr. Toms receives no additional compensation for Board or committee meetings attended.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended February 3, 2008 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Independence Standards Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008 for filing with the Securities and Exchange Commission.

Henry G. Williamson, Jr., Chairman
W. Christopher Beeler, Jr.
Mark F. Schreiber
David G. Sweet

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is composed exclusively of non-employee, independent directors. The Board of Directors delegated to the Committee the responsibility to develop and implement general principles for compensating the Company’s Chief Executive Officer and the other members of the Company’s executive leadership team. The Committee also is responsible for administering certain Company compensation plans and for exercising general oversight over the Company’s executive compensation practices. The Committee meets at scheduled times throughout the year.

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears under “Executive Compensation” below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John L. Gregory, III, Chairman
Mark F. Schreiber
Henry G. Williamson, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The primary objectives of the Company’s executive compensation program are to:

•	attract and retain highly qualified executives who will contribute significantly to the success of the Company and its shareholders; and

•	motivate those executives to achieve the Company’s financial and business goals and to meet their own, individual performance objectives.

The Company’s executive compensation program uses several elements to achieve these objectives.  The primary elements of the program are base salary, an annual cash incentive, supplemental retirement income, life insurance benefits and, beginning with the 2009 fiscal year, a long-term incentive compensation program.  Executives earn compensation over three separate timeframes:

•
Annual compensation.  Base salaries are set for each calendar year based on Company performance and the individual executive’s performance over the preceding calendar year.  The annual cash incentive is determined based on the Company’s financial performance during the fiscal year, and may be adjusted upward or downward within certain established limits based on an evaluation of the executive’s individual performance during that fiscal year.

•
Longer-term compensation.  The long-term incentive compensation program is designed to reward executives if the Company achieves specific performance goals over multi-year periods.  The amounts payable to executives under the program vary based on the extent to which those goals are achieved or surpassed.

•	Full career compensation. Supplemental retirement income and life insurance benefits are linked to an executive’s continued employment with the Company to a specified age.

Structuring the program to provide compensation over these separate timeframes is intended to promote the objectives described above, and to encourage executives to appropriately consider both the short-term and long-term interests of the Company and its shareholders.

Operation of the Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee of the Board (“the Committee”) oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers,” which typically consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company.  The named executive officers for fiscal 2008 are listed in the “Summary Compensation Table” on page 15.  The Committee also determines the compensation of the other executive officers of the Company.  More information concerning the composition of the Committee and its authority and responsibilities is described under “Compensation Committee” on page 4.

The Committee is assisted by the Company’s senior management, an outside compensation consulting firm and outside legal counsel, as necessary.  The Committee has retained Longnecker & Associates, an independent compensation consulting firm, to provide benchmarking data and to advise the Committee on various items related to executive compensation, such as compensation trends and methods for aligning pay to the attainment of performance goals.  The Committee’s use of competitive pay data provided by the compensation consulting firm to set compensation for the 2008 fiscal year is described below.

The compensation consulting firm reports directly to the Chairman of the Committee, and the Committee approves the scope of the compensation consulting firm’s work and fees.  The compensation consulting firm participates in meetings with the Committee at its request, including executive sessions during which Company management is not present.  The compensation consulting firm does not perform any other work for the Company.

The Committee typically meets three or four times each year.  During the 2008 fiscal year it met four times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when their input is deemed relevant or necessary.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  The Committee Chairman reports the Committee’s decisions on executive compensation to the Board.

Role of Management

The Chief Executive Officer makes recommendations to the Committee concerning annual base salaries and annual cash incentive opportunities for the other named executive officers and executive officers.  Decisions regarding compensation for other employees are made by the Chief Executive Officer in consultation with other members of senior management.  Management assists the Committee in administering various elements of the Company’s executive compensation program.

Use of Competitive Pay Data

As noted above, the Committee has retained the compensation consulting firm to provide data concerning compensation levels and practices of other companies that the Company competes with for executive talent. In December 2006, the compensation consulting firm performed a comparative assessment of the Company’s executive compensation program against a combination of published compensation data for the Company’s industry as well as the executive compensation programs of a specific peer group of companies.  The Committee considered the assessment, along with certain other factors, for purposes of setting and approving executive compensation for the 2008 fiscal year, which began January 29, 2007.

The industry data used in the assessment was drawn from published compensation surveys for companies in the upholstered household furniture and furniture manufacturing industry with annual revenue levels similar to the Company’s.  The peer group was composed of industry competitors with annual revenues and market capitalizations substantially similar to the Company’s. The companies in the peer group were:

•	Bassett Furniture Industries

•	Flexsteel Industries, Inc

•	Stanley Furniture Company

•	Virco Mfg. Corporation

The Committee believes that this peer group is representative of the companies with which the Company most directly competes for executive talent.  The Committee monitors the composition of the peer group to ensure that it is comprised of companies that are close to the Company’s size and market capitalization and are representative of its competitors for executive talent.

The peer group information and the published industry data were weighted equally in performing the assessment.  Based on this information and data, the assessment concluded that the total base salary and annual incentives paid to the named executive officers in prior years were comparable in the aggregate to the midpoint of the base salaries and annual incentives paid by members of the peer group to their similarly situated executives.  These amounts ranged from a low of 67% of the peer group midpoint for Mr. Toms, to a high of 131% of the peer group midpoint.

The assessment also concluded that the total direct compensation (the sum of base salary,  annual incentives and long term incentives) paid to the Company’s named executive officers was substantially below the midpoint for named executive officers of the peer group.  The reason for this difference was primarily due to the absence of a long-term incentive compensation element in the Company’s overall executive compensation program.  The assessment compared only the amount of the annual incentives paid by the peer group and did not compare the relative performance of the Company with that of the peer group members.

Executive Compensation Decisions for Fiscal 2008

For the 2008 fiscal year, the elements of compensation for the named executive officers were:

•	base salary;

•	an annual cash incentive;

•	supplemental retirement income;

•	a life insurance program; and

•	other benefits generally available to full-time employees of the Company

In addition, the Company has implemented a long-term performance incentive beginning in the 2009 fiscal year.

The Company has entered an employment agreement with Mr. Cole.  The employment agreement provides for potential payments upon termination of employment, as well as certain payments and benefits during the executive’s employment.

Each of the elements of the executive compensation program, including Mr. Cole’s employment agreement and the recently implemented long-term performance incentive, is discussed below.

Base Salary

The Committee reviews the salaries of the Company’s executive officers annually.  The Committee set base salary levels for the named executive officers for the 2008 calendar year based on the competitive pay data described above, as well as each officer’s individual management responsibilities, leadership qualities, experience and contributions to the Company.  After considering this information, as well as the other elements of executive compensation available for each named executive officer, the Committee approved a 3% cost-of-living increase in the annual base salaries for all named executive officers.  The increase was designed to maintain salaries at a level that would generally be in line with the rate of inflation.

The Committee also approved an additional 10% increase in Mr. Ryder’s base salary.  This increase was approved:

•
to reward Mr. Ryder for his contributions to the Company for the prior fiscal year as well as the interim two-month transition period ended January 28, 2007, which included his role in successfully obtaining regulatory approval of the termination of the Company’s employee stock ownership plan and substantial involvement in the successful completion of certain acquisitions and divestitures during the year; and

•	to recognize a substantial increase in his level of management responsibility following the retirement in fiscal year 2006 of another senior executive officer.

Pursuant to the terms of his employment agreement, as further described below, Mr. Cole receives an annual base salary that is consistent with the base salaries of the other executive officers and is determined by the Committee based on Mr. Cole’s management responsibilities.  Mr. Cole’s base salary is subject to review annually, at the same time as the base salaries of the other executive officers.

Annual Cash Incentive

The fiscal 2008 annual cash incentive for the named executive officers, other than Mr. Cole, was determined using a two-step process:

•	First, the Committee approved a base incentive for each named executive officer that is equal to a specified percentage of the Company’s total annual pre-tax earnings above a threshold amount; and

•
Second, the Committee assigned a range for each executive by which the Committee in its discretion could increase or decrease the executive’s base incentive depending on his individual performance for the year.  This is referred to below as the executive’s “individual performance adjustment factor.”

The Committee has adopted certain guidelines for administering the annual incentive program.  Generally, an executive must remain employed to the last day of the fiscal year to be eligible to receive a payment under the program.  However, executives who terminate employment during the last quarter of the fiscal year due to death or disability, or after attaining age 55 and completing 10 years of service, are entitled to receive the same payment that they would have been paid under the program had they remained employed to the end of the fiscal year.  Executives who terminate employment for such reasons in the second or third quarter of the fiscal year are entitled to receive 50% or 75%, respectively, of what they would have been paid had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve bonus determinations after the Chief Executive Officer and Chief Financial Officer confirm the total annual pre-tax earnings for the fiscal year and the extent to which any other conditions under the program have been met for that fiscal year.

As in past years, the Committee used pre-tax earnings above a specified threshold amount as the performance objective for measuring whether the executive would be paid an annual cash incentive and for determining the amount of that incentive payment.  The Committee believes that linking a portion of each named executives’ pay to the Company’s annual earnings creates an effective incentive for executives to achieve a high level of earnings each year.  The Committee also believes that annual pre-tax earnings is an appropriate objective for measuring the amount of the annual incentive because executive officers’ management decisions and their implementation of those decisions directly affect this measure of Company performance.

The pre-tax earnings threshold for the 2008 fiscal year was set at $12.5 million, which represented a 25% increase over the threshold used for fiscal year 2006.  The Committee determined that this increase was appropriate to reflect the reduction in compensation expense and corresponding increase in pre-tax earnings expected in fiscal 2008, which was primarily the result of termination of the Company’s employee stock ownership plan in January 2007.

The Committee retains discretion to make adjustments to the Company’s GAAP pre-tax earnings for purposes of the annual incentive program when necessary or appropriate in the Committee’s judgment to address extraordinary expenses or gains during the year that are outside the executives’ control or that, if not taken into account, might give the executives a disincentive to pursue the longer-term interests of the Company and its shareholders.  No such adjustments were made for the 2008 fiscal year.

The Committee approved a specific base incentive for each named executive that correlated in the Committee’s view of his respective level of management responsibilities and potential to affect the financial performance of the Company.

Since the base incentives were determined as a percentage of pre-tax earnings over the threshold amount rather than, for example, as a percentage of each named executive’s base salary, there was, in theory, no limit on the amount of the annual incentive an executive could earn.  The Committee believes that this structure maximizes each named executive’s incentive to increase the Company’s earnings each year and is balanced by the risk of non-payment if the Company fails to exceed the minimum earnings threshold approved by the Committee for the year.

The base incentives for each of the named executive officers for the 2008 fiscal year, expressed as a percentage of the Company’s pre-tax earnings in excess of the $12.5 million dollar threshold set by the Committee, were as follows:

% of Pre-tax Earnings Above $12.5 Million Threshold
Paul B. Toms, Jr.	0.75%
E. Larry Ryder	0.65%
Michael P. Spece	0.60%
Raymond T. Harm	0.50%
Henry P. Long, Jr.	0.50%
C. Scott Young	0.65%

The pre-tax earnings threshold was increased by $2.5 million over the threshold for the 2006 fiscal year.  In addition, the base incentive percentages remained the same as for fiscal year 2006 for all of the named executives listed above, except for Mr. Ryder.  The Committee approved an increase to Mr. Ryder’s base incentive from 0.60% to 0.65% because of his specific contributions for fiscal year 2006 and the transition period ended January 28, 2007 (as described above in the discussion regarding base salary) and because of his increased level of management responsibilities.

The second step of the incentive setting process, which the Committee implemented for the first time in the 2008 fiscal year, was to assign a range by which the Committee at its discretion could increase or decrease each executive’s base incentive depending on his individual performance for the year.  The Committee believes that adjusting the base incentive to account for attainment of individual performance goals enables the Committee to more specifically recognize individual performance that impacts the Company’s financial performance.

The individual performance adjustment factor approved for Mr. Toms was plus or minus up to 25% of his base incentive, depending on whether or not Mr. Toms achieved his individual goals.  For the remaining executive officers, the individual performance adjustment factor was plus or minus up to 12.5% of the base incentive.  The Committee believes that the larger potential adjustment in the Chief Executive Officer’s annual incentive opportunity appropriately reflects the greater potential impact his individual performance can have on the performance of the Company.

Mr. Toms established his individual goals for the 2008 fiscal year, which he believed were integral to achieving the Company’s financial and business objectives for the year.  Mr. Toms reviewed these performance goals with the Committee, which is responsible for evaluating Mr. Toms’ performance, as well as the Company’s overall performance, for compensation setting purposes.

Each of the other named executives developed his own individual performance goals for fiscal 2008, which Mr. Toms reviewed and approved after consultation with the executives.  Mr. Toms has the primary responsibility for evaluating the other named executives’ performance and making recommendations to the Committee regarding adjustments to annual incentive compensation based on his evaluation.  The Committee makes the final decision regarding any individual performance adjustment for the other named executives.

Based on its evaluation, the Committee approved a positive performance adjustment of 12.5% for Mr. Toms.  This was one-half of the maximum positive individual adjustment factor that the Committee established for Mr. Toms at the beginning of fiscal 2008.  The positive adjustment was approved because Mr. Toms generally achieved his goals for the year, including successful completion of certain strategic acquisitions and divestitures.  The Committee also took into account Mr. Toms’ successful leadership of the Company during a challenging economic environment for furniture manufacturers.  The Committee consulted with Mr. Toms during its review, but Mr. Toms did not participate in the final decision concerning the amount of his annual cash incentive.

Based on Mr. Toms’ recommendations and its own evaluations, the Committee approved a positive performance adjustment of 12.5% for Mr. Ryder, which was the maximum possible positive adjustment, and a 5% positive performance adjustment for Mr. Spece.  No adjustments, either positive or negative, were approved for any of the other named executive officers.

Mr. Cole is eligible for a different annual incentive opportunity under the terms of his employment agreement, further discussed below.  Mr. Cole’s annual incentive opportunity ranges from 20% to 40% of his annual base salary.  Mr. Cole’s annual incentive opportunity, including the applicable performance criteria and the ultimate amount of the payment, if any, in a particular year are determined by the Chief Executive Officer or the Committee, as determined by the Committee in its discretion.  For the 2008 fiscal year, the Committee, based on a recommendation from Mr. Toms, approved an incentive payment of $70,000 to Mr. Cole.

Long-Term Performance Incentive Beginning in Fiscal 2009

During fiscal year 2008, the Committee developed a long-term performance compensation element for the executive compensation program, which was implemented for the first time for fiscal year 2009.  Although the Company has maintained a shareholder-approved Stock Incentive Plan since March 1, 2005, the Committee has not previously granted any incentive awards to executives under the plan.

As noted above, the Committee’s compensation consulting firm has advised the Committee that the total direct compensation for the named executive officers is substantially below the midpoint of total direct compensation for similarly situated executives in the peer group companies because of the absence of a long-term incentive element.  The Committee decided to add a long-term incentive element to the Company’s executive compensation program to complement the existing components of the Company’s executive compensation program.  The Committee determined that such a program would create incentives for attainment of the Company’s longer-term financial goals, better align the executives’ interests with those of the Company’s shareholders and help attract new executive talent and retain existing executive talent.

Accordingly, early in fiscal year 2009, the Committee awarded two performance grants under the Stock Incentive Plan to each named executive officer, other than Mr. Young, and to certain other senior executives.  The performance grant entitles the executive to receive a payout amount that equals his “target amount” increased or decreased by a percentage determined based on the Company’s cumulative earnings per share (“EPS”) and average annual return on equity (“ROE”) for a specified performance period.  Each participant’s target amount is expressed as a percentage of his base salary for the current calendar year.  The performance period for the first performance grant is the two fiscal year period ending January 31, 2010 and the performance period for the second performance grant is the three fiscal year period ending January 30, 2011.

If the Company’s cumulative EPS and average annual ROE for the respective performance period do not meet the target levels for each performance grant but do meet specified minimum threshold levels, the payout amount under the performance grant would be reduced to a lower percentage of the target amount based on the Company’s actual performance. If the Company’s cumulative EPS and average annual ROE both equal the minimum threshold levels, the payout amount would equal 50% of the participant’s target amount. If the Company’s cumulative EPS and average annual ROE exceed the designated target levels, the payout amount would be increased to a higher percentage of the target amount based on the actual level of performance, up to 150% of the target amount.  The payout amount, if any, under each performance grant will be paid in cash, shares of the Company’s Common Stock or both, at the discretion of the Compensation Committee.  No more than $500,000 may be paid to any executive officer under a performance award.

The Committee believes that performance objectives based on a combination of cumulative EPS and average annual ROE will help balance the emphasis in the annual incentive plan on maximizing pre-tax earnings with a concern for the impact of operational decisions on longer-term shareholder return.  The use of a combination of two performance objectives is designed to offset the potential effects of certain transactions that might disproportionately impact one objective or the other and to ensure that payments under the plan correlate with true growth in shareholder value.  In computing cumulative EPS and average annual ROE, the impact of significant share repurchase activity or significant acquisitions and divestitures of businesses will be disregarded because taking those events into account might give the executives a disincentive to pursue the longer-term interests of the Company and its shareholders.

In most cases, an executive must remain employed through the end of the performance period to be paid any amount under his performance grant.  However, if an executive’s employment is terminated due to death or disability and he otherwise would have been entitled to a payment had he in fact remained employed to that date, he will be entitled to a pro-rated cash payment at the end of the performance period.  If the Company undergoes a change in control during the performance period and subsequently (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control, the executive will be paid a lump sum cash payment equal to his target amount.

The Committee’s compensation consulting firm has reviewed the amounts payable under the performance grants if the target performance levels are met and has advised the Committee that the target amounts payable to the named executive officers are reasonable and in line with peer company information.  In making this determination, the consulting firm considered total compensation of each named executive officer.

Employment Agreement with Mr. Cole

In fiscal year 2008 the Committee approved a three-year employment agreement between the Company and Mr. Cole, who joined the Company in June 2007.  None of the other named executive officers have employment or severance agreements with the Company.  The decision to enter into an employment agreement with Mr. Cole was motivated by the desire to attract and retain Mr. Cole for a specified period because of his expertise in the upholstery business.

Mr. Cole is entitled to receive specified payments upon his death or disability before July 16, 2010 and post-termination payments for a limited time following his termination of employment under certain circumstances, including his termination by the Company other than for cause before or after July 16, 2010.  These post-termination payment terms are intended to preserve the benefits of the agreement for Mr. Cole if his employment is terminated before July 16, 2010 due to events outside of his control.  The amounts payable upon his involuntary termination other than for cause after July 16, 2010 are intended to replace, in part, other executive compensation program components, such as supplemental retirement income, which Mr. Cole is not entitled to receive. See “Potential Payments upon Termination or Change-in-Control” on page 17 for more information about the post-termination payment terms of Mr. Cole’s employment agreement.

Supplemental Retirement Income

The named executive officers, other than Mr. Cole and Mr. Young, and certain other senior executives participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).

The SRIP is an unfunded plan that provides a monthly supplemental retirement benefit equal to 40% of the executive’s average monthly base salary (plus bonuses) for the 60 consecutive month period preceding his termination of employment.  The benefit is paid for 15 years following an executive’s retirement.  The objective of the plan is to retain talented executives for the balance of their careers.  As a general matter, an executive is not entitled to receive any benefit under the SRIP unless he remains continuously employed with the Company to age 60.  At age 60, the executive becomes vested in 75% of his accrued benefits and then in 5% increments each following year until he becomes 100% vested at age 65, assuming the executive remains continuously employed.  For competitive reasons, Mr. Spece’s SRIP benefit vests in its entirety if he remains employed with the Company to age 60.

In addition, each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to executives that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts that the named executive officers have accumulated thus far under the SRIP and certain additional information concerning the SRIP is contained in the “Pension Benefits” table on page 16 and “Potential Payments upon Termination or Change-in-Control” on page 17.

Executive Life Insurance Program

The Company also maintains an executive life insurance program for the named executive officers, other than Mr. Cole and Mr. Young.  Like the SRIP, the life insurance program is designed to retain executives through their careers by providing life insurance coverage through age 65, under which the executive may designate a death beneficiary.  The death benefit is $1.5 million if the executive dies on or before his 60th birthday, and $1 million if he dies after his 60th birthday but on or before his 65th birthday. This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason other than death before reaching age 65.

Other Benefits

The Company maintains a tax-qualified Section 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully-vested upon contribution.  The Company’s other benefit plans include health care and dental insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in the plans on the same basis as other eligible employees.

The Company’s employee stock ownership plan was terminated on January 27, 2007, prior to the start of the 2008 fiscal year.  Unallocated shares of Company stock held in the ESOP following its termination were allocated in a uniform manner to the accounts of the ESOP participants, including the named executives, during the 2008 fiscal year in accordance with the terms of the ESOP and the requirements of the Internal Revenue Code.  Because the ESOP was a tax-qualified plan in which a broad group of the Company’s employees were eligible to participate, the Committee did not take into account the additional share allocation within the ESOP in setting or approving executive compensation levels for fiscal year 2008.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest paid executive officers (not including the Company’s principal financial officer) unless this compensation qualifies as “performance-based.”  Under the applicable tax regulations, taxable compensation payable under the long-term incentive grants that the Committee awarded this year should qualify as performance-based.  The Company expects that other awards that the Committee may make in the future under the Company’s shareholder-approved Stock Incentive Plan will also qualify as performance-based.  However, the Committee is not precluded from making payments or granting awards to retain and motivate key executives that do not qualify for tax deductibility under section 162(m).

Other Matters

The Committee has not adopted Company stock ownership requirements or guidelines because executives have traditionally had a substantial portion of their retirement benefits invested in Company stock through the ESOP and because the Committee has not awarded stock-based compensation outside the ESOP.  The Committee may consider adopting such policies in the future.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the fiscal year ended February 3, 2008 of:

•	any person who served as the Company’s principal executive officer or principal financial officer during fiscal 2008;

•	the next three most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2008; and

•	two additional officers who served as executive officers of the Company during fiscal 2008, but who were not executive officers at the end of fiscal 2008.

Each of these individuals is referred to as a “named executive officer” and collectively they are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul B. Toms, Jr., Chairman, President and CEO	2008	$299,405	$18,756	$149,968	$114,006	$158,073	$740,208
E. Larry Ryder, Executive Vice President – Finance and Administration and CFO	2008	259,762	16,257	129,972	195,588	332,218	933,797
Alan D. Cole, Executive Vice President – Upholstery (5)	2008	145,116	70,000			4,468	219,584
Michael P. Spece, Executive Vice President – Merchandising and Design	2008	241,601	5,999	119,974	175,211	194,915	737,700
Raymond T. Harm, Senior Vice President – Sales	2008	215,630		99,979	127,732	195,911	639,252
Henry P. Long, Jr., Senior Vice President – Merchandising and Design	2008	194,884		99,979	97,249	332,514	724,626
C. Scott Young, Senior Vice President – Merchandising and Product Development – Bradington-Young, LLC (6)	2008	259,049		129,972		85,923	474,944
_____________
(1)
For Messrs. Toms, Ryder and Spece, this amount is the individual performance portion of the amount paid under the annual cash incentive plan. For Mr. Cole, this amount is the annual bonus under his employment agreement. For discussion regarding the terms of the annual cash incentive plan see “Compensation Discussion and Analysis,” which begins on page 7.

(2)
Represents the base incentive portion of the amount paid under the annual cash incentive plan. For discussion regarding the terms of the annual cash incentive plan see “Compensation Discussion and Analysis,” which begins on page 7.

(3)	Represents the change in the present value of the accumulated benefit under the Supplemental Retirement Income Plan during the most recent fiscal year.
(4)	All Other Compensation for fiscal 2008 includes premiums paid for insurance polices that support the executive life insurance program and contributions to the Company’s employee stock ownership plan:
	ELIP	ESOP
Paul B. Toms, Jr.	$28,515	$126,714
E. Larry Ryder	15,819	312,700
Michael P. Spece	21,799	169,490
Raymond T. Harm	42,185	149,572
Henry P. Long, Jr.	12,617	315,748
C. Scott Young		68,923
The ESOP contributions include annual share allocations under the plan for fiscal 2008 and shares allocated to plan participants in connection with the termination of the ESOP at the end of fiscal 2007. The number of shares allocated to a plan participant upon termination of the ESOP was based on the participant’s plan account balance, which was primarily a reflection of the participant’s years of service with the Company.
(5)
The Company has entered a three-year employment agreement with Mr. Cole that expires July 16, 2010. In addition to provisions addressing Mr. Cole’s salary, annual bonus and payments to be made to him upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company’s upholstery business and non-solicitation of customers, vendors, suppliers and employees. For additional discussion regarding the terms of Mr. Cole’s agreement see “Compensation Discussion and Analysis,” which begins on page 7 and “Potential Payments upon Termination or Change-in-Control,” which begins on page 17.

(6)	Mr. Young served as the President and Chief Executive Officer of Bradington-Young through January 31, 2008.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during the fiscal 2008 to the named executive officers.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target (1)($)
Paul B. Toms, Jr.	$149,968
E. Larry Ryder	129,972
Michael P. Spece	119,974
Raymond T. Harm	99,979
Henry P. Long, Jr.	99,979
C. Scott Young	129,972
(1)  Represents the base incentive portion of amounts actually paid for fiscal 2008 under the annual cash incentive plan, which were based on the amount by which the Company’s pre-tax income exceeded $12.5 million in fiscal 2008. These amounts are reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. For additional discussion regarding the annual cash incentive plan, see “Compensation Discussion and Analysis,” which begins on page 7.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)
Paul B. Toms, Jr.	SRIP	$392,071
E. Larry Ryder	SRIP	672,634
Michael P. Spece	SRIP	719,557
Raymond T. Harm	SRIP	439,274
Henry P. Long, Jr.	SRIP	334,441
(1) Assumes a discount rate of 5.75%, based on the Moody's Aa Composite Bond Rate for January 2008 (rounded to the nearest 25 basis points), and a 4% annual increase in monthly base salary plus bonus through the normal retirement date for each executive.

The Company provides a supplemental retirement income plan (“SRIP”) for Messrs. Toms, Ryder, Spece, Harm and Long, as well as certain other executives of the Company. This plan provides a monthly supplemental retirement benefit equal to 40% of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period before his termination of employment with the Company. An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60. Mr. Ryder, age 60, is eligible for early retirement at 75% of his monthly supplemental benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan). Additional discussion regarding the SRIP can be found under “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change-in-Control

Supplemental Retirement Income Plan

Upon a change-in-control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his plan benefit in a lump sum. A “change-in-control” includes, subject to certain exceptions:

•	acquisition, other than from the Company, of 40% of the outstanding shares, or 40% of the combined voting power, of the Company’s Common Stock;

•
individuals who constitute the incumbent Board, and any director whose election or nomination for election is approved by a majority of the incumbent Board, ceasing to constitute at least a majority of the Board;

•
approval by the Company’s shareholders of a reorganization, merger or consolidation if the owners of the Company’s Common Stock immediately before the transaction do not own more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from the transaction; or

•	approval by the Company’s shareholders of a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the Company’s assets.

The benefits that each participating named executive officer could receive under the SRIP are described further under “Pension Benefits” above.

The following table provides the estimated payment each named executive officer would have received under the SRIP if a change-in-control had occurred on the last day of fiscal 2008.

Change-in-Control – SRIP (1)
Paul B. Toms, Jr.	$2,791,611
E. Larry Ryder	1,843,243
Michael P. Spece	1,774,645
Raymond T. Harm	1,682,713
Henry P. Long	1,719,236
(1) Calculated based on historical average salary and bonus amounts for the five-year period ended February 3, 2008 and assuming a discount rate equal to 120% of the short-term (3.71%), mid-term (4.78%) or long-term (5.29%) applicable federal rate for the month of January 2008 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments. At the end of fiscal 2008, Mr. Ryder, age 60, was the only named executive officer who had a vested benefit under the SRIP. Mr. Ryder was vested in 75% of his SRIP benefit at that date. If Mr. Ryder had died on the last day of fiscal 2008 his beneficiary would have been entitled to receive 180 monthly payments in the amount of $8,278.

Executive Life Insurance Program

Under the Company’s executive life insurance program, the death benefit is $1.5 million if the executive dies on or before his 60th birthday, and $1 million if he dies after his 60th birthday but on or before his 65th birthday. The beneficiary for each of Messrs. Toms, Spece, Harm and Long would have received a lump sum payment of $1.5 million, and the beneficiary for Mr. Ryder would have received $1 million, if, in each case, he had died on the last day of fiscal 2008.

Alan Cole Employment Agreement

Mr. Cole would receive payments under his employment agreement in connection with his death and upon termination of his employment without cause. If Mr. Cole were to die during the term of his agreement he would receive his salary and bonus, prorated through the date of his death. If Mr. Cole is terminated without cause:

•
during the term of his agreement, he would receive, while living, (1) his then current salary for 12 months and (2) an annual bonus for 12 months or the remaining term of the agreement, whichever is shorter; or

•	after July 16, 2010, when his agreement expires, he would receive, while living, his then current salary for 12 months.

For purposes of Mr. Cole’s agreement, “cause” means:

•	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;

•	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;

•	competition with the Company or any of its affiliates;

•	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);

•	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;

•	a material breach of fiduciary duties owed to the Company;

•	excessive and unexcused absenteeism unrelated to a disability; or,

•	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.

Mr. Cole would not receive any post-termination payments, other than his salary through the termination date, upon termination for cause.

The following table provides estimates of the aggregate payments that Mr. Cole would receive under his employment agreement upon his death and termination without cause assuming, in each case, that the triggering event had occurred on the last day of fiscal 2008.

	Death	Termination Without Cause
Alan D. Cole (1)	$70,000	$344,560
(1) All amounts are calculated based on Mr. Cole’s annual salary of $274,560 as of the last day of fiscal 2008 and his bonus for fiscal 2008, which was $70,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of February 3, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	0	N/A	736,723
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	736,723
___________
(1)
Shares allocable to incentive awards granted under the Company’s 2005 Stock Incentive Plan that expire, are forfeited, lapse or otherwise terminate or are cancelled will be added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right will be counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  In addition, any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares of Common Stock covered by an incentive award that is settled in cash will be added to the shares available for incentive awards under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina-based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). Following the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, an owner and manager of Bradington-Young NC, served as the President and Chief Executive Officer of Bradington-Young VA through January 31, 2008 and was deemed to be an executive officer of the Company. In addition, Craig S. Young and Clark S. Young, Mr. Young’s brothers, were also owners of Bradington-Young NC. Craig S. Young now serves as Senior Vice President of Sales of Bradington-Young VA and received $251,288 in salary and bonus for fiscal 2008. Clark S. Young serves as an independent commissioned sales representative for the Company on the same terms as the Company’s other independent commissioned sales representatives. He earned $424,150 in commissions in fiscal 2008.

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the Securities and Exchange Commission. The relationships between the Company and the brothers of C. Scott Young described in the previous paragraph were originally entered in January 2003, in connection with the acquisition of the assets of Bradington-Young NC, which pre-dated the Audit Committee’s responsibility for reviewing and approving related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended February 3, 2008, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of May 15, 2008 by:

•	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (1)	1,707,968	(1)	14.8%
Franklin Resources, Inc. (2)	1,861,400	(2)	16.2
NWQ Investment Management Company, LLC (3)	1,401,825	(3)	12.2
Paradigm Capital Management, Inc. (4)	716,093	(4)	6.2
Barclays Global Investors, NA (5)	637,152	(5)	5.5
Paul B. Toms, Jr.	329,542	(6)	2.9
E. Larry Ryder	42,286	(7)	*
Henry P. Long, Jr.	39,447	(8)	*
Michael P. Spece	18,497	(9)	*
W. Christopher Beeler, Jr.	18,018		*
Raymond T. Harm	16,099	(10)	*
Henry G. Williamson, Jr.	6,617	(11)	*
C. Scott Young	6,366	(12)	*
John L. Gregory, III	5,184		*
Mark F. Schreiber	3,446		*
David G. Sweet	1,765	(13)	*
Alan D. Cole
All directors and executive officers as a group (11 persons)	441,454	(14)	3.8%
*      Less than one percent.
(1)
The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523. The Company terminated the ESOP effective January 26, 2007. The 1,707,968 shares of Common Stock held by the ESOP Trust have been allocated to plan participants’ accounts.  Those shares will be voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received. The ESOP Trustee has disposition power with respect to shares owned by the ESOP Trust; however, the ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. That committee consists of the following officers of the Company: Paul B. Toms, Jr., E. Larry Ryder and Anne Jacobsen (Director-Human Resources).
(2)
The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on February 5, 2008. Franklin Resources, its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources), reported holdings of the Company’s Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources. Franklin Resources reported that Franklin Advisory Services, LLC has sole voting power for 1,815,400 shares and sole disposition power for all 1,861,400 shares. The principal business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.

(3)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 14, 2008. The Schedule 13G/A indicates that NWQ Investment Management Company has sole disposition power with respect to all 1,401,825 of such shares and sole voting power with respect to 1,209,925 of such shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(4)
The beneficial ownership information for Paradigm Capital Management, Inc. is based upon a Schedule 13G/A filed with the SEC on February 14, 2008. The Schedule 13G/A indicates that Paradigm Capital Management has sole voting and disposition power with respect to all 716,093 of such shares and that all such shares are owned by advisory clients of Paradigm Capital Management. The principal business address of Paradigm Capital Management is Nine Elk Street, Albany, New York 12207.

(5)
The beneficial ownership information for Barclays Global Investors, NA is based upon a Schedule 13G filed with the SEC on February 5, 2008. Barclays Global Investors indicated that it, along with certain of its affiliates, holds the shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G indicates that Barclays Global Investors and its affiliates have sole voting power with respect to 585,603 of the shares and sole dispositive power with respect to all 637,152 of them. The principal business address of Barclays Global Investors is 45 Fremont Street, San Francisco, California 94105.

(6)
Mr. Toms has sole voting and disposition power with respect to 56,440 shares and shared voting and disposition power with respect to 252,968 shares. Mr. Toms also has sole voting power with respect to 20,134 shares held by the ESOP Trust. Mr. Toms also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

(7)
Mr. Ryder has sole voting and disposition power with respect to 6,600 shares and sole voting power with respect to 35,686 shares held by the ESOP Trust. Mr. Ryder also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

(8)
Mr. Long has: sole voting and disposition power with respect to 1,612 shares; sole voting power with respect to 36,073 shares held by the ESOP Trust; and shared voting and disposition power with respect to 1,762 shares.

(9)	Mr. Spece has sole voting power with respect to 18,497 shares held by the ESOP Trust.
(10)	Mr. Harm has sole voting power with respect to 16,099 shares held by the ESOP Trust.
(11)	Mr. Williamson has sole voting and disposition power with respect to 3,117 shares and shared voting and disposition power with respect to 3,500 shares.
(12)	Mr. Young has sole voting power with respect to 6,366 shares held by the ESOP Trust.
(13)	Mr. Sweet has sole voting and disposition power with respect to 1,765 shares and shared voting and disposition power with respect to 800 shares.
(14)	Messrs. Toms and Ryder, each of whom is an executive officer, may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2009. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

•	fiscal year ended February 3, 2008,

•	two-month transition period ended January 28, 2007; and

•	fiscal year ended November 30, 2006.

	Fiscal 2008	Two-Month Transition Period 2007	Fiscal 2006
Audit Fees	$640,000	$109,000	$633,000
Audit-Related Fees	74,000		12,000
Tax Fees	56,000		12,000
All Other Fees	None		None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in the preceding paragraph. For fiscal 2008, audit-related matters included the adoption of new accounting pronouncements, acquisitions and the ESOP termination.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice. For fiscal 2008, tax matters included consulting in connection with an IRS audit and international tax planning.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove those services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees were approved by the Committee pursuant to the de minimus waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2009 Annual Meeting

The Company plans to hold the 2009 Annual Meeting on June 4, 2009. All proposals submitted by shareholders for presentation at the 2009 Annual Meeting must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, the Company’s Bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2009 Annual Meeting, the notice must be received no later than February 3, 2009. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies for the 2009 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before April 19, 2009.

A proposal that any shareholder desires to have included in the proxy statement for the 2009 Annual Meeting of shareholders must be received by the Company no later than February 3, 2009.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,
Robert W. Sherwood
                                                                                                                          Secretary
June 3, 2008

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Shareholders called for June 30, 2008

The undersigned hereby appoints Paul B. Toms, Jr. and E. Larry Ryder, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on June 30, 2008 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present.  Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1) Election of Directors

☐          FOR all nominees listed below                     ☐          WITHHOLD AUTHORITY to vote for all
              (except as indicated otherwise below)                         nominees listed below

NOMINEES:  Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr.

INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

______________________________________________________________________________________________________________________________

(2) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 30, 2008, receipt of which is hereby acknowledged.

 (Continued and to be dated and signed on reverse side)

(continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER.  IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon.  Where there is more than one owner, each should sign.  When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.  If executed by a corporation, this Proxy Card should be signed by a duly authorized officer.  If executed by a partnership, please sign in partnership name by authorized persons.

Dated , ________________________________________2008
__________________________________________________
__________________________________________________

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope.  No postage is required.